Exhibit 99.1
Solera Holdings, Inc. Reports First Quarter 2015 Results
First Quarter Revenues of $280.1 Million, up 28.5% on a Reported Basis and up 28.1% on a Constant Currency Basis; Adjusted EBITDA up 20.7% on a Reported Basis and up 20.7% on a Constant Currency Basis;
Company Updates Guidance, Announces Quarterly Dividend and Provides Supplemental Information
WESTLAKE, Texas, November 6, 2014/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading provider of software and services to the global P&C insurance claims processing and decision support industries, focused on risk and asset management of vehicles as well as property, today reported results for the first quarter of fiscal year 2015.
Results for the First Quarter Ended September 30, 2014:
GAAP Results

•
Revenues for the first quarter was $280.1 million, a 28.5% increase over the prior year first quarter revenues of $218.0 million. On a constant currency basis, revenues for the first quarter increased by approximately 28.1% over the prior year first quarter revenues;

•
Net income attributable to Solera Holdings, Inc. for the first quarter was $12.4 million, a 9.7% decrease over prior year first quarter net income attributable to Solera Holdings, Inc. of $13.7 million;

•
Diluted net income attributable to Solera Holdings, Inc. per common share for the first quarter was $0.18, a 10.0% decrease over prior year first quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.20.

"We achieved first quarter constant currency total revenue growth of 28.1% and cash EPS growth of 26.2%,” said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer.  "This performance was driven by organic revenue growth of 4.7% and contributions from key investments during the last year that have expanded our addressable market into: service, maintenance and repair; glass; and property. Through the addition of these capabilities, we are better positioned to serve the risk and asset management needs of our P&C customers beyond motor claims.”
Non-GAAP Results

•
Adjusted EBITDA for the first quarter was $113.9 million, a 20.7% increase over the prior year first quarter Adjusted EBITDA of $94.4 million. On a constant currency basis, Adjusted EBITDA for the first quarter increased by 20.7% over the prior year first quarter Adjusted EBITDA;

•
Adjusted EBITDA margin for the first quarter was 40.7%, a 263 basis point decrease over the prior year first quarter Adjusted EBITDA margin of 43.3%. On a constant currency basis, Adjusted EBITDA margin for the first quarter was 40.8%, a 251 basis point decrease over the prior year first quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the first quarter was $53.1 million, a 25.8% increase over the prior year first quarter Adjusted Net Income of $42.2 million;

•	Cash EPS for the first quarter was $0.77, a 26.2% increase over the prior year first quarter Cash EPS of $0.61.
Business Statistics

•
EMEA revenues were $135.9 million for the first quarter, representing an 11.4% increase over the prior year first quarter. On a constant currency basis, EMEA revenues for the first quarter increased 10.2% over the prior year first quarter;

•
Americas revenues were $144.2 million for the first quarter, representing a 50.1% increase over the prior year first quarter. On a constant currency basis, Americas revenues for the first quarter increased 50.8% over the prior year first quarter. After excluding the revenues of Service Repair Solutions, Inc. ("SRS") and the Insurance and Services Division of Pittsburgh Glass Works, LLC ("I&S"), Americas revenues increased 6.0% over the prior year first quarter and, on a constant currency basis, increased 6.7% over the prior year first quarter;

•
Revenues from insurance company customers were $106.1 million for the first quarter, representing an 11.8% increase over the prior year first quarter. On a constant currency basis, revenues from insurance company customers for the first quarter increased 12.3% over the prior year first quarter;

•
Revenues from collision repair facility customers were $75.6 million for the first quarter, representing a 9.8% increase over the prior year first quarter. On a constant currency basis, revenues from collision repair facility customers for the first quarter increased 9.3% over the prior year first quarter;

•
Revenues from independent assessors were $19.5 million for the first quarter, representing a 1.9% decrease over the prior year first quarter. On a constant currency basis, revenues from independent assessors for the first quarter decreased 1.4% over the prior year first quarter;

•
Revenues from service, maintenance and repair facilities customers, representing revenue contributions from SRS, were $31.3 million for the first quarter. No revenues from service, maintenance and repair facilities customers were recognized in the prior year first quarter.

•
Revenues from automotive recycling, salvage, dealership and other customers were $47.6 million for the first quarter, representing a 38.3% increase over the prior year first quarter. On a constant currency basis, revenues from automotive recycling, salvage, dealership and other customers for the first quarter increased 35.2% over the prior year first quarter.

Fiscal Year 2015 Outlook:
We are updating our previous outlook for our full fiscal year ending June 30, 2015 announced on August 26, 2014 as follows:

	Previous Fiscal Year 2015 Outlook	Current Fiscal Year 2015 Outlook
Revenues	$1,150 million — $1,170 million	$1,130 million — $1,150 million
Net income attributable to Solera Holdings, Inc.	$35 million — $49 million	$54 million — $68 million
Adjusted EBITDA	$466 million — $480 million	$458 million — $472 million
Adjusted Net Income	$219 million — $229 million	$220 million — $231 million
Cash EPS	$3.17 — $3.32	$3.19 — $3.34
The current fiscal year 2015 outlook above assumes constant currency exchange rates from those currently prevailing, no further acquisitions of businesses, no further repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2014:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2013	$1.32	$1.55
Quarter ended December 31, 2013	1.36	1.62
Quarter ended March 31, 2014	1.37	1.65
Quarter ended June 30, 2014	1.37	1.68
Quarter ended September 30, 2014	1.33	1.67
During the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, the U.S. dollar weakened against most major foreign currencies we use to transact our business. The average U.S. dollar weakened versus the Euro by 0.1% and the Pound Sterling by 7.7%, which increased our revenues and expenses for the three months ended September 30, 2014. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $8.1 million during the three months ended September 30, 2014.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency by converting the current period results into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
Quarterly Dividend:
The Audit Committee of our Board of Directors approved the payment of a quarterly dividend of $0.195 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on December 3, 2014 to stockholders and restricted stock unit holders of record at the close of business on November 20, 2014.

Supplemental Information:
Prior to the commencement of the earnings conference call, Solera will publish several supplemental slides that will be referenced during the call. The slides will be accessible via the Investor Center section of the Solera website. Please refer to the company's website at http://www.solerainc.com.
Earnings Conference Call:
We will host our first quarter ended September 30, 2014 earnings call today at 8:00 a.m. (Eastern Time) – November 6, 2014. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on November 20, 2014. A live audiocast will also be accessible to the public by calling (877) 703-6109 or from outside the U.S., (857) 244-7308. When prompted, the following access code is required: 43664298. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on November 20, 2014. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 10056466.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2014	2013
Revenues	$280,083	$218,028
Cost of revenues:
Operating expenses	68,532	49,751
Systems development and programming costs	25,901	19,572
Total cost of revenues (excluding depreciation and amortization)	94,433	69,323
Selling, general and administrative expenses	71,773	54,721
Share-based compensation expense	10,104	10,386
Depreciation and amortization	37,998	25,103
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	2,258	391
Acquisition and related costs	11,352	11,195
Interest expense	27,632	26,929
Other expense, net	462	715
	256,012	198,763
Income before provision for income taxes	24,071	19,265
Income tax provision	7,499	2,696
Net income	16,572	16,569
Less: Net income attributable to noncontrolling interests	4,208	2,878
Net income attributable to Solera Holdings, Inc.	$12,364	$13,691
Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.18	$0.20
Diluted	$0.18	$0.20
Dividends paid per share	$0.195	$0.17
Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	68,521	68,793
Diluted	69,037	69,182

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2014	2013
Net income	16,572	16,569
Add: Income tax provision	7,499	2,696
Net income before income tax provision	24,071	19,265
Add: Depreciation and amortization	37,998	25,103
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	2,258	391
Add: Acquisition and related costs	11,352	11,195
Add: Litigation related expenses	—	400
Add: Interest expense	27,632	26,929
Add: Other expense, net	462	715
Add: Stock-based compensation expense	10,104	10,386
Adjusted EBITDA	$113,877	$94,384

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2014	2013
Net income attributable to Solera Holdings, Inc.	12,364	13,691
Add: Income tax provision	7,499	2,696
Net income attributable to Solera Holdings, Inc. before income tax provision	19,863	16,387
Add: Amortization of acquisition-related intangibles	27,515	17,421
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	2,258	391
Add: Acquisition and related costs	11,352	11,195
Add: Litigation related expenses	—	400
Add: Other expense, net excluding interest income	678	887
Add: Stock-based compensation expense	10,104	10,386
Adjusted Net Income before income tax provision	71,770	57,067
Less: Assumed provision for income taxes	(18,660)	(14,837)
Adjusted Net Income	$53,110	$42,230
Cash EPS:
Basic	$0.78	$0.61
Diluted	$0.77	$0.61
Weighted-average shares used in the calculation of Cash EPS:
Basic	68,521	68,793
Diluted	69,037	69,182

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2014 AND JUNE 30, 2014
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$500,957	$837,751
Accounts receivable, net of allowance for doubtful accounts of $4,932 and $5,098 at September 30, 2014 and June 30, 2014, respectively	154,884	153,150
Other receivables	21,154	23,002
Other current assets	32,664	35,594
Deferred income tax assets	31,338	8,184
Total current assets	740,997	1,057,681
Property and equipment, net	78,201	76,977
Goodwill	1,680,505	1,574,937
Intangible assets, net	729,646	584,756
Other noncurrent assets	19,008	13,012
Noncurrent deferred income tax assets	58,160	92,723
Total assets	$3,306,517	$3,400,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,577	$37,413
Accrued expenses and other current liabilities	220,185	216,828
Income taxes payable	6,529	15,179
Deferred income tax liabilities	5,545	13,332
Total current liabilities	281,836	282,752
Long-term debt	1,867,163	1,867,808
Other noncurrent liabilities	50,514	63,433
Noncurrent deferred income tax liabilities	109,857	106,295
Total liabilities	2,309,370	2,320,288
Redeemable noncontrolling interests	392,679	382,298
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,172 and 68,552 issued and outstanding as of September 30, 2014 and June 30, 2014, respectively	621,966	629,247
Retained earnings	44,440	71,417
Accumulated other comprehensive loss	(72,060)	(12,688)
Total Solera Holdings, Inc. stockholders’ equity	594,346	687,976
Noncontrolling interests	10,122	9,524
Total stockholders’ equity	604,468	697,500
Total liabilities and stockholders’ equity	3,306,517	3,400,086

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2014	2013
Net cash provided by operating activities	$63,695	$83,994
Net cash used in investing activities	(327,488)	(20,038)
Net cash (used in) provided by financing activities	(58,560)	537,324
Effect of foreign currency exchange rate changes on cash and cash equivalents	(14,441)	3,712
Net change in cash and cash equivalents	(336,794)	604,992
Cash and cash equivalents, beginning of period	837,751	464,239
Cash and cash equivalents, end of period	$500,957	$1,069,231

Supplemental cash flow information:
Cash paid for interest	$—	$207
Cash paid for income taxes	$6,382	$7,542

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$1,373	$858
Accrued contingent purchase consideration	$11,946	$—

SOLERA HOLDINGS, INC.
SUPPLEMENTAL REVENUE GROWTH INFORMATION
(Unaudited)

The tables below set forth the following supplemental information about revenue growth for our (i) consolidated group, (ii) Americas reporting segment and (iii) EMEA reporting segment:

•
Table 1: As Reported Total Revenue Growth for the quarters ended September 30, 2014 (Q1 FY15), June 30, 2014 (Q4 FY14) and September 30, 2013 (Q1 FY14) and the related quarter over quarter change in revenue growth.

•	Table 2: As Reported Total Revenue Growth for Q1 FY15, Q4 FY14, the quarter ended March 31, 2014 (Q3 FY14), the quarter ended December 31, 2013 (Q2 FY14) and Q1 FY14.

•	Table 3: Constant Currency Total Revenue Growth for Q1 FY15, Q4 FY14 and Q1 FY14 and the related quarter over quarter change in revenue growth.

•	Table 4: Constant Currency Organic Revenue Growth for Q1 FY15, Q4 FY14 and Q1 FY14 and the related quarter over quarter change in revenue growth.

•	Table 5: Constant Currency Total Revenue Growth for Q1 FY15, Q4 FY14, Q3 FY14, Q2 FY14 and Q1 FY14.

•	Table 6: Constant Currency Organic Revenue Growth for Q1 FY15, Q4 FY14, Q3 FY14, Q2 FY14 and Q1 FY14.

Table 1

	Q1 FY15	Q4 FY14	Q1 FY14	Sequential Change	Year/Year Change
As Reported Total Revenue Growth

Consolidated Group	28.5%	22.6%	11.4%	5.9%	17.1%
Americas	50.1%	35.8%	12.2%	14.3%	37.9%
EMEA	11.4%	11.9%	10.8%	(0.5)%	0.6%

Table 2

	Q1 FY15	Q4 FY14	Q3 FY14	Q2 FY14	Q1 FY14
As Reported Total Revenue Growth

Consolidated Group	28.5%	22.6%	22.3%	14.2%	11.4%
Americas	50.1%	35.8%	41.6%	20.7%	12.2%
EMEA	11.4%	11.9%	7.9%	9.0%	10.8%

Table 3

	Q1 FY15	Q4 FY14	Q1 FY14	Sequential Change	Year/Year Change
Constant Currency Total Revenue Growth (1)

Consolidated Group	28.1%	20.6%	10.5%	7.5%	17.6%
Americas	50.8%	37.4%	14.0%	13.4%	36.8%
EMEA	10.2%	7.0%	7.7%	3.2%	2.5%

Table 4

	Q1 FY15	Q4 FY14	Q1 FY14	Sequential Change	Year/Year Change
Constant Currency Organic Revenue Growth (2)

Consolidated Group	4.7%	4.7%	3.6%	—%	1.1%
Americas	3.1%	3.3%	2.2%	(0.2)%	0.9%
EMEA	6.0%	5.7%	4.6%	0.3%	1.4%

Table 5

	Q1 FY15	Q4 FY14	Q3 FY14	Q2 FY14	Q1 FY14
Constant Currency Total Revenue Growth (1)

Consolidated Group	28.1%	20.6%	21.9%	13.4%	10.5%
Americas	50.8%	37.4%	44.7%	22.7%	14.0%
EMEA	10.2%	7.0%	5.0%	6.0%	7.7%

Table 6

	Q1 FY15	Q4 FY14	Q3 FY14	Q2 FY14	Q1 FY14
Constant Currency Organic Revenue Growth (2)

Consolidated Group	4.7%	4.7%	5.6%	3.7%	3.6%
Americas	3.1%	3.3%	8.6%	3.6%	2.2%
EMEA	6.0%	5.7%	3.5%	3.8%	4.6%

(1) Constant Currency Total Revenue Growth represents As Reported Total Revenue Growth for each period converted into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
(2) Constant Currency Organic Revenue Growth represents Constant Currency Total Revenue Growth excluding the incremental revenue growth from businesses acquired since the same period from the prior year.

About Solera:
Solera is a leading provider of software and services to the global P&C insurance claims processing and decision support industries, focused on risk and asset management of vehicles as well as property. Solera is active in over 70 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 45 additional countries; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; HPI and CarweB in the United Kingdom; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Service Repair Solutions, a joint venture with Welsh, Carson, Anderson & Stowe, that provides solutions for the service, maintenance and repair market; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the company's website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our ability to provide risk and asset management software services to our customers; our expectations regarding our prospects and business outlook for fiscal year 2015; our expectations and beliefs regarding changes in foreign currency exchange rates; our effective tax rate; and statements about our operating performance, including revenue (both total revenue and organic revenue), Adjusted EBITDA, cash EPS, expansion of our total addressable market, dividends, acquisitions, investments, joint ventures, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; we may not complete any subsequent acquisitions of additional equity interests of SRS; the failure to realize the expected benefits from our joint venture with Welsh, Carson or our investment in or subsequent acquisition of SRS; our inability to successfully integrate SRS's business, including SRS's existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; our inability to pay (or finance, as applicable) the call price or put prices at our expected cost, or at all, and the possible reduction in our cash balance or increase in outstanding debt after payment of the closing purchase price, call price or put prices; successful integration of acquired businesses that operate in industries outside of our core market; risks associated with a diversified business; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended June 30, 2014. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Financial Measures
To supplement our financial results on a GAAP basis, we use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Cash EPS as supplemental information.

•
Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

•
Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During the three months ended September 30, 2014 and 2013, we assumed a 26% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

•
Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com